Exhibit 99.1

Moving iMage Technologies, Inc. Announces Pricing of Initial Public Offering

Trading Expected to Begin Today on NYSE American under the Symbol MITQ

FOUNTAIN VALLEY, Calif., July 08, 2021 (GLOBE NEWSWIRE) -- Moving iMage Technologies, Inc. (NYSE: MITQ), a leading digital cinema company that designs, manufactures, integrates, installs and distributes a full suite of proprietary and custom-designed equipment, today announced the pricing of its initial public offering of 4,200,000 shares of its common stock at a price of $3.00 per share for total gross proceeds of approximately $12.6 million, before underwriting discounts and commissions. The shares are expected to begin trading today on the NYSE American under the symbol “MITQ.”

The underwriter has an option to purchase up to an additional 630,000 shares of common stock at the initial public offering price, less the underwriting discount, within 45 days from the date of the offering.

The offering is expected to close on or about July 12, 2021, subject to customary closing conditions. The Company expects to use the net proceeds of the offering to fund the expansion of its sales and marketing activities, with the balance added to working capital, which may include the funding of strategic acquisitions. The Company has not yet identified any acquisition candidates.

Boustead Securities, LLC acted as the sole underwriter for the offering. The offering has been made only by means of a prospectus, a final copy of which may be requested, when available, from Boustead Securities, LLC, via email at offerings@boustead1828.com, by calling 949-502-4408 or by standard mail at Boustead Securities, LLC, Attn: Equity Capital Markets, 6 Venture, Suite 395, Irvine, CA 92618, USA. In addition, a copy of the final prospectus relating to the offering may be obtained via the Security and Exchange Commission’s (SEC’s) website at www.sec.gov. A registration statement relating to these securities was filed with the SEC and was declared effective on July 7, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Moving iMage Technologies, Inc. is a leading manufacturer and integrator of purpose-built technology and equipment to support a wide variety of entertainment applications, with a focus on motion picture exhibition. MiT offers a wide range of products and services, including custom engineering, systems design, integration and installation, enterprise software solution, digital cinema, A/V integration, as well as customized solutions for emerging entertainment technology. MiT’s Caddy Products division designs and sells proprietary cup-holder and other seating-based products and lighting systems for theaters and stadiums. For more information, visit www.movingimagetech.com.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including the expected start of trading of the Company’s common stock, the closing of the Company’s initial public offering and the anticipated use of the net proceeds received by the Company from the offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies of these documents are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations and Media Contacts:

Laurie Berman/Judy Sfetcu

PondelWilkinson Inc.

310-279-5980

Investors@movingimagetech.com

Underwriter Contact:

Boustead Securities, LLC

949-502-4408

offerings@boustead1828.com